Exhibit 99.2

Wilshire Bancorp, Inc.

Contact Information:

Alex Ko, EVP & CFO - (213) 427-6560

www.wilshirebank.com

Wilshire Bancorp Appoints Jae Whan Yoo as New President
and Chief Executive Officer

LOS ANGELES (February 18, 2011) –Wilshire Bancorp, Inc. (NASDAQ: WIBC), the holding company for Wilshire State Bank, announced today that Jae Whan (J.W.) Yoo has been appointed as President and Chief Executive Officer, effective immediately.  Mr. Yoo succeeds Joanne Kim, who resigned as President and Chief Executive Officer.  Mr. Yoo will also serve as a director of Wilshire State Bank and Wilshire Bancorp.

Mr. Yoo has 35 years of experience in the banking industry and previously was President and Chief Executive Officer of two of the largest Korean-American banks in the United States.  Most recently, Mr. Yoo was President and Chief Executive Officer of Center Financial Corporation, one of the leading Korean-American banks, from January 2007 to January 2011.  During his tenure at Center Financial Corporation, Mr. Yoo effectively managed the bank through the financial crisis by improving its asset quality and restoring the company to consistent profitability.

“We are very pleased to welcome Mr. Yoo as our new President and Chief Executive Officer,” said Steven Koh, Chairman of the Board of Wilshire Bancorp.  “Mr. Yoo is very well respected by the communities we serve and we believe he will be a tremendous leader for our company.  He has consistently demonstrated an ability to navigate his banks through challenging times.  His experience and achievements as a CEO in our market is unparalleled, and we could not ask for a better executive to take our franchise to the next level.”

Mr. Koh added, “I would also like to thank Joanne Kim for her many years of service to Wilshire Bancorp.  We are grateful for her efforts and we wish her well in her future endeavors.”

“I am honored to assume the leadership role at Wilshire Bancorp,” said Mr. Yoo.  “Having worked in the Korean-American community for many years, I am very familiar with the strong franchise that has been built here.  The bank has a growing presence on both coasts, an attractive deposit base, a very strong SBA lending platform, and a terrific group of employees.  With these assets, I am confident that we can continue to strengthen the franchise and create additional value for shareholders in the future.”

Prior to his tenure as President and Chief Executive Officer of Center Financial Corporation, Mr. Yoo served as President, Chief Executive Officer and a Director of Hanmi Financial Corporation in Los Angeles, California from July 2003 to December 2004.  Mr. Yoo began his career at Bank of America in 1976 and progressively rose to positions of higher responsibilities in both the Seoul branch and the New York corporate office, before leaving the company in 1991 as Vice President and Group Manager of the Seoul branch.  He then joined Korea Citibank (formerly KorAm Bank) in 1991, where he served until 2001 in various roles of increasing responsibility, including Executive Vice President.  He earned his B.A. in international economics and his M.B.A., both from Seoul National University in Seoul, Korea.

COMPANY INFORMATION

Headquartered in Los Angeles, Wilshire State Bank operates 24 branch offices in California, Texas, New Jersey and New York, and six loan production offices in Dallas, Houston, Atlanta, Denver, Annandale, Virginia, and Fort Lee, New Jersey, and is an SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire Bancorp’s strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity.

www.wilshirebank.com

FORWARD-LOOKING STATEMENTS

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan production and sales, credit quality, the ability to expand net interest margin, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. Any financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management and are subject to change. Since management will only provide guidance at certain points during the year, Wilshire Bancorp will not necessarily update the information. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.